Exhibit 99.1

QUARTER ENDED SEPTEMBER 30, 2013 Third Quarter Overview As of September 30, 2013 Northborough Tower in Houston, Texas SUMMARY Improved performance of three key investments Addressing submarket and development challenges Strengthened balance sheet Increased flexibility for repositioning the portfolio and harvesting future value During the third quarter of 2013, Behringer Harvard Opportunity REIT I, Inc. (the Company) improved performance at three key investments. We also are addressing submarket issues in Central Europe and Texas and are seeking to mitigate significant challenges related to low consumer demand for resort properties like our development projects. We further strengthened the balance sheet, which provided us with increased flexibility to reposition the portfolio and potentially take advantage of opportunities to create and harvest future value. Improving Performance of Three Key Investments We are pleased that aggressive asset management has contributed to improving performance of the following three assets. CHASE PARK PLAZA, ST. LOUIS, MISSOURI Taking into account the recent sales of two of the three remaining condos after the close of the quarter, we have sold 85 of the original 86 condos at this property. Many year-to-date performance metrics have improved this year, compared with the same period last year. Revenues are up 9%, occupancy rate is up 13%, Revenue Per Available Room (RevPAR) is up 9%, and net operating income is up 4%. Our objectives for this asset are to increase revenue, perhaps by identifying new revenue sources, and to streamline operating expenses. FRISCO SQUARE, FRISCO (DALLAS), TEXAS The office portfolio at Frisco Square is 86% leased. Three additional leases are being negotiated, and we expect these office properties to exceed 90% leased during the first quarter of 2014. The retail space is 92% leased, and two additional leases are being negotiated. The multifamily space is 97% leased at rates that are up approximately 8% from a year ago. We are negotiating a partnership with a developer that could lead to development of an additional 250 apartment units. We also are seeing interest in land parcels for development, and are negotiating a potential sale of a land parcel for a 120,000 square-foot office or retail building. LAS COLINAS COMMONS This asset continues to generate good cash flow and net operating income. As previously reported, we completed a 5.5 year lease extension with a major tenant earlier this year. This property is currently 74% leased, and we expect the occupancy rate to improve further.

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QUARTER ENDED SEPTEMBER 30, 2013

BEHRINGERHARVARD
OPPORTUNITY REIT I, INC.

Submarket Issues in Central Europe and Texas

CENTRAL EUROPE PORTFOLIO

Our holdings in Central Europe have been adversely affected by continued economic instability in the region, particularly in the real estate and capital markets. These conditions have contributed to decreases in property values, reduced investor demand, lack of market liquidity to facilitate real estate transactions, and uncertain capital markets. Although the properties in our Central Europe portfolio have been well-leased, they are leasing at rates below what was anticipated at acquisition.

NORTHPOINT CENTRAL AND NORTHBOROUGH TOWER

Both of these office properties in the Greenspoint submarket of Houston are, and consistently have been, 100% leased. They are performing well and generating positive cash flow. However, they have been adversely affected as a result of Exxon's announced plans to relocate from the Greenspoint submarket. The announced departure is expected to dampen rental rates in this submarket until the space vacated by Exxon is absorbed and demand normalizes.

Challenges for Development Projects

ROYAL ISLAND

This development project has seen weak consumer demand, in keeping with low demand trends for luxury resorts and second homes following the recent recession. We are evaluating alternative plans to either sell or recapitalize this asset. In the meantime, we have reduced on-site staff and other operating expenses.

THE LODGE & SPA AT CORDILLERA

This property was intended to become a development project including a boutique hotel, condominiums and land for sale. However, our development plans for The Lodge & Spa at Cordillera have been significantly affected by weak consumer demand and the bankruptcy of nearby unaffiliated golf amenities. Revenues are up 1%, occupancy is up 7%, and RevPAR is up 7%. In spite of these improvements, this property continues to perform below expectations and we are positioning it for sale.

PORTFOLIO SUMMARY

As of September 30, 2013

- Central European portfolio investment–22 retail and light industrial properties
- 3 office properties
- 2 hospitality properties
- 1 mixed-use property
- 1 development project
- 1 mezzanine loan
- 1 land parcel*

*This parcel was sold in October 2013, after the close of the third quarter.



The Lodge & Spa at Cordillera in Edwards, Colorado

Balance Sheet Improvements

Regarding our balance sheet, we think there is a "night and day" difference between our situation at the close of this quarter and two years ago. Based on an evaluation of several key performance metrics, we have made significant progress in strengthening our balance sheet during that period.

The Company has disposed of 10 investments since September 2011. The cash released by these dispositions has helped the Company:

- Repay, retire or extend debt;
- Invest in existing assets to help preserve or enhance their value; and
- Reduce the economic drag from operating underperforming or non-strategic assets.

Performance Metric (in millions, except percentages)

	Sept. 30, 2013	Change	Sept. 30, 2012	Change	Sept. 30, 2011
Cash and cash equivalents	$36.4	-29%	$51.4	363%	$11.1
Recourse Debt	$11.2	-77%	$48.2	-76%	$203.6
Total Debt	$140.6	-27%	$192.1	-37%	$305.2
Leverage Ratio (total debt/ total assets)	43%	-2 pct. pts.	45%	-8 pct. pts.	53%

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QUARTER ENDED SEPTEMBER 30, 2013

BEHRINGER HARVARD
OPPORTUNITY REIT I, INC.

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Conclusion

We are continuing to focus on improving the Company's performance to achieve the best outcome for shareholders. As we address the Company's challenges, we are continuing to execute our strategic plan to promote value in the portfolio and strengthen the balance sheet.

Although we expect to provide a liquidity event within the next four to five years, we routinely evaluate market conditions with an eye toward potential exit options that may include an orderly and incremental liquidation of our assets or other liquidation opportunities. We continue to believe that this approach will result in a more favorable outcome for shareholders, as opposed to selling the Company's entire portfolio of assets in an immediate liquidation.

As the above outlines, we have made significant progress this quarter in strengthening our balance sheet. We have increased our cash and reduced outstanding debt, which has improved our flexibility in repositioning the portfolio and harvesting future value. We will work to continue this momentum in the months ahead.

Financial Highlights

(in thousands, except per share data)	*3 mos. ended Sept. 30, 2013*	*3 mos. ended Sept. 30, 2012*	*9 mos. ended Sept. 30, 2013*	*9 mos. ended Sept. 30, 2012*
FFO	$(437)	$(4,268)	$(2,190)	$(19,455)
FFO per share	$(0.01)	$(0.08)	$(0.04)	$(0.34)
Distributions declared	$ –	$ –	$ –	$ –
Distributions per share	$ –	$ –	$ –	$ –

(in thousands)	*As of Sept. 30, 2013*	*As of Dec. 31, 2012*
Total assets	$329,231	$366,452
Total liabilities	$166,289	$192,860

Reconciliation of FFO to Net Loss

(in thousands, except per share amounts)	*3 mos. ended Sept. 30, 2013*	*3 mos. ended Sept. 30, 2012*	*9 mos. ended Sept. 30, 2013*	*9 mos. ended Sept. 30, 2012*
Net loss	$(6,796)	$(1,945)	$(16,392)	$(23,749)
Adjustments for[1]:				
Impairment charge[2]	2,898	1,264	3,142	2,378
Real estate depreciation and amortization[3]	3,461	4,326	11,155	13,955
Gain on sale of real estate	-	(7,913)	(95)	(12,039)
FFO[4]	$(437)	$(4,268)	$(2,190)	$(19,455)
GAAP weighted average shares: Basic and diluted	56,500	56,500	56,500	56,500
FFO per share	$(0.01)	$(0.08)	$(0.04)	$(0.34)
Net loss per share	$(0.12)	$(0.03)	$(0.29)	$(0.42)

[1] Reflects the adjustments for continuing operations, as well as discontinued operations.
[2] Includes impairment of our investments in unconsolidated entities which resulted from a measurable decrease in the fair value of the depreciable real estate held by the joint venture or partnership.
[3] Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners' share of the real estate depreciation and amortization.
[4] Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor are they either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our third quarter Form 10-Q on file with the SEC.

FOURTH QUARTER AND FULL-YEAR UPDATE CALL

FRIDAY
MARCH
28

We hope you will join us for the fourth quarter and full-year call on Friday, March 28, 2014 at 1:00 pm Central time.

We will send further details about this call in your next quarterly statement.



Northborough Tower in Houston, Texas

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15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 behringerinvestments.com FORWARD-LOOKING STATEMENTS This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. 4